UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 1, 2004

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-496-58 (Commission File Number)	84-1602895 (IRS Employer Identification #)
4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)

(303) 770-4001

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e 4(c))

Item 8.01. Other Events.

UnitedGlobalCom, Inc. (the "Company") has outstanding stock appreciation rights (SARs) that were originally granted to its employees in October 2003. These SARs vest annually in five equal installments, beginning on October 1, 2004. SARs of the following two types became exercisable on October 1, 2004:

  SARs for approximately 2.9 million shares have a base price of $2.87 and have a capped value upon exercise of $4.57. This means that upon exercise the holder receives a maximum value per SAR of $1.70, which is the difference between the $2.87 base price and $4.57, even if the Company's Class A common stock has a trading price higher than $4.57 at the time of exercise.
  SARs for approximately 3.3 million shares have no capped value upon exercise. This means that upon exercise the holder receives the value that is the difference between the base price and the closing price of the Company's Class A common stock on the date of exercise. The uncapped SARs have a base price of $4.57 or higher.

Substantially all of the capped SARs were exercised on October 1, 2004. On that date certain of the Company's executive officers have exercised capped SARs with respect to an aggregate of approximately 1.1 million shares. In addition, on that date some of those executive officers have exercised uncapped SARs with respect to an aggregate of 875,500 shares. Following these exercises, those executive officers continue to hold vested and unvested SARs and stock options granted under the Company's equity incentive plans with respect to an aggregate of approximately 12.6 million shares of the Company's Class A common stock. Form 4s filed by these named executive officers will provide detail about the exercises as well as their respective remaining holdings of Company securities and equity incentives following the exercise.

The Company may settle the SARs upon exercise with cash, shares of its Class A common stock or a combination of both. The Company plans to settle most of the exercised SARs with cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ FREDERICK G. WESTERMAN III
Frederick G. Westerman III
Co-Chief Financial Officer

Date: October 1, 2004